Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIVALIS THERAPEUTICS, INC.

Nivalis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.

The name of the Corporation is Nivalis Therapeutics, Inc. The predecessor to the Corporation, N30 Pharmaceuticals, LLC, was originally formed as a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act on March 30, 2007. Effective as of 12:01 a.m. Eastern Time on August 1, 2012, the Corporation’s predecessor was converted into a Delaware corporation pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware on July 31, 2012. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2012 under the name N30 Pharmaceuticals, Inc. On February 11, 2015, the Corporation changed its name from N30 Pharmaceuticals, Inc. to Nivalis Therapeutics, Inc.

B.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 22, 2015 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 228 of the DGCL.

C.	Article IV of the Prior Certificate is hereby amended to add the following Section D:

“D. Immediately upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware each one (1) share of Common Stock outstanding immediately prior to such filing shall be automatically reclassified into one-fourth (1/4) of one share of Common Stock. The aforementioned reclassification shall be referred to collectively as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Corporation or stockholders of the Corporation and whether or not certificates representing such stockholders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a holder prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Split shall be rounded down to the nearest whole number. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The NASDAQ Global Market on the trading day immediately preceding the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

D.

The Certificate of Amendment of the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, Nivalis Therapeutics, Inc. has caused this Certificate of Amendment to be signed by Michael Carruthers, a duly authorized officer of the Corporation, on July 24, 2017.

NIVALIS THERAPEUTICS, INC.
By:	/s/ R. Michael Carruthers
Name:	R. Michael Carruthers
Title:	Interim President and Chief Financial Officer

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIVALIS THERAPEUTICS, INC.

Nivalis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.The name of the Corporation is Nivalis Therapeutics, Inc. The predecessor to the Corporation, N30 Pharmaceuticals, LLC, was originally formed as a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act on March 30, 2007. Effective as of 12:01 a.m. Eastern Time on August 1, 2012, the Corporation’s predecessor was converted into a Delaware corporation pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware on July 31, 2012. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2012 under the name N30 Pharmaceuticals, Inc. On February 11, 2015, the Corporation changed its name from N30 Pharmaceuticals, Inc. to Nivalis Therapeutics, Inc.

B.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 22, 2015 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 228 of the DGCL.

C.Article I of the Prior Certificate is hereby amended and restated to read as follows:

“ARTICLE I

The name of the corporation is Alpine Immune Sciences, Inc. (the “Corporation”).”

D.The Certificate of Amendment of the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, Nivalis Therapeutics, Inc. has caused this Certificate of Amendment to be signed by Mitchell H. Gold, M.D., a duly authorized officer of the Corporation, on July 24, 2017.

NIVALIS THERAPEUTICS, INC.
By:	/s/ Mitchell H. Gold
Name:	Mitchell H. Gold, M.D.
Title:	Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIVALIS THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Nivalis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”),

DOES HEREBY CERTIFY:

1.

The name of the Corporation is Nivalis Therapeutics, Inc.  The predecessor to the Corporation, N30 Pharmaceuticals, LLC, was originally formed as a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act on March 30, 2007.  Effective as of 12:01 a.m. Eastern Standard Time on August 1, 2012, the Corporation’s predecessor was converted into a Delaware corporation pursuant to a Certificate of Conversion filed with the Delaware Secretary of State on July 31, 2012.  The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on July 31, 2012 under the name N30 Pharmaceuticals, Inc.  On February 11, 2015, the Corporation changed its name from N30 Pharmaceuticals, Inc. to Nivalis Therapeutics, Inc.

2.

This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends and restates the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 9, 2015, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 11, 2015 (the “Prior Certificate”), and has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the DGCL.

3.	The text of the Prior Certificate is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 19th day of June, 2015.

By:	/s/ Jon Congleton
Jon Congleton, Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of this Corporation is Nivalis Therapeutics, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, County of Kent, Delaware 19901.  The name of its registered agent at such address is National Corporate Research, LTD.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

B.The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Company (the “Board”) is hereby expressly authorized, by filing a certificate (“Certificate of Designation”) pursuant to the DGCL, to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) (including any Certificate of Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designation filed with respect to any series of Preferred Stock).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the DGCL, subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation that may be filed from time to time), the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the stockholders to adopt new Bylaws or to alter, amend or repeal the Bylaws.

ARTICLE VI

A.The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board.  The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

B.The directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.  Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board.  At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  Notwithstanding the foregoing provisions of this Article VI.B., each director shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.The Board or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

D.Any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law and or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

F.There shall be no cumulative voting in the election of directors.

ARTICLE VII

A.Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation.  The taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B.Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Secretary of the Corporation at the direction of the Board, pursuant to a resolution adopted by a majority of the entire Board, but such special meetings may not be called by any other person or persons.

C.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A.To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction.  Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to the provisions of this Article IX.

ARTICLE X

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII, IX and this Article X.

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